EX-35.1
(logo) Bank of America


Bank of America
475 CrossPoint Parkway
PO Box 9000
Getzville, NY 14068-9000


Annual Statement as to Compliance
BAFC 2006-D


I, Cathleen A. Lojek, Senior Vice President of Bank of America, N.A., (the "Servicer"), hereby certify as pursuant to Section 2.17 of the Servicing Agreement dated April 28, 2006 between Banc of America Funding Corporation (together with its permitted successors and assigns, the "Depositor") and Bank of America National Association, as Servicer (together with its permitted successors and assigns, the "Servicer") that: (i) a review has been made under my supervision of the Servicer's activities under this agreement during the 2009 calendar year and (ii) to the best of my knowledge, based on such review, the servicer has fulfilled all its obligations under this agreement in all material respects throughout the calendar year 2009, except as identified in the accompanying Assessment of Compliance with Applicable Servicing Criteria in respect of the servicing criteria specified under Item 1122(d)(4)(vi).

For Item 1l22(d)(4)(vi), the Servicer notes that certain modification actions were not made, reviewed, and/or approved in accordance with the provisions of the Servicing Agreement. The Servicer is implementing enhanced audit procedures, additional reporting to management and increased personnel to ensure that modification actions are made, reviewed, and/or approved timely.


March 1, 2010

Bank of America, N.A.
as Servicer

By: /s/ Cathleen A. Lojek
Name: Cathleen A. Lojek
Title: Senior Vice President